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Event Name: Motorola Inc. Conference Call
Event Date: 2007-03-21T21:30:00 UTC

Dean Lindroth;Motorola Inc.;Corporate VP - Investor Relations
Ed Zander;Motorola Inc.;Chairman & CEO
Ittai Kidron;CIBC World Markets;Analyst
Dave Devonshire;Motorola Inc.;CFO
Greg Brown;Motorola Inc.;President & COO
Tim Long;Banc of America;Analyst
Brant Thompson;Goldman Sachs;Analyst
Maynard Um;UBS;Analyst
Phil Cusick;Bear, Stearns;Analyst
Ehud Gelblum;JPMorgan;Analyst
Mike Ounjian;Credit Suisse;Analyst
Tal Liani;Merrill Lynch;Analyst
Scott Coleman;Morgan Stanley;Analyst
Bill Choi;Jefferies;Analyst
Daryl Armstrong;Citigroup;Analyst

Presentation

Operator: Good morning, and thank you for holding. Welcome to this Motorola conference call. [OPERATOR INSTRUCTIONS] Today's call is being recorded.

Thank you. And now I would like to introduce Mr. Dean Lindroth, Motorola's Corporate Vice President of investor relations. Mr. Lindroth, you may begin.

Dean Lindroth: Thank you, and good afternoon, everyone. A replay of this webcast including questions and answers will also be available later on our website. Forward-looking statements will be made during this teleconference. Forward-looking statements are any statements that are not historical facts. Such statements are based on the current expectations of Motorola and there can be no assurance that these expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties, Motorola's actual results could differ materially from these statements. Information about factors that could cause, and in some cases have caused such differences can be found in today's press release on pages -- and on pages 16-24 of item 1-A of Motorola's form 10-K for the fiscal period year-end December 31, 2006 and in Motorola's other SEC filings.

This conference call is occurring on March 21, 2007. The context of this call contain time[sensitive information that is current only at the time of this live broadcast. If any portion of this call is retransmitted at a later date , Motorola will not be reviewing or updating materials contained herein. This call is the exclusive property of Motorola. Any redistribution, retransmission or rebroadcast of this call in any form without the express written consent of Motorola is strictly prohibited.

With that, I'd like now to turn the call over to Ed Zander, Chairman and CEO.

Ed Zander: Good afternoon. With me this afternoon are Greg Brown, our new President and Chief Operating Officer, and Dave Devonshire, our CFO. I'm sure you've all seen the press release we issued today. On this call, I want to give you as much color as I possibly can and talk about the actions we're taking and the changes we're making. We'll do our best to answer your questions, but please keep in mind that we have not yet finished the quarter. We'll update you further on our earnings call on April 18th, when we will provide you with more perspective for the full year.

I know today's announcement has disappointed our shareholders. No one understands the gravity of this situation more than my team and I do. In January at our New York analyst meeting we discussed our outlook for the first quarter and the full year and we gave you the best information we had at that time. We also laid out a plan to improve the performance of the mobile device business. Our key element of the plan was that we were going to be more selective about pursuing market segments and product tiers that demonstrate the best opportunity for higher gross margin. Let me remind you it has always been my objective to grow market share profitability. Let me underscore the word profitability. We will not chase market share for the sake of market share at the expense of margin and profits.

As you know, about a month ago there was a change in management in Mobile Devices. After that change it became apparent that the actions that we outlined in January were not progressing fast enough, if at all. These included minimum movement on the cost structure changes, continued delays in some of our newer 3G products, and implementation of our simplified software platform and silicon strategy. Given this situation, we recognized the need to move faster. In addition, competitive of pricing in emerging markets intensified throughout the quarter. We chose not to match these price cuts, which in turn lower our unit volumes, and we are working -- and we are also seeing some product increases in the channel, which should work through over the next few months.

Further, our performance in Europe continues to be below expectations because we had a limited 3G product portfolio. As a result and as you can see in today's press release, Q1 for Mobile Devices will be very difficult and disappointing. We also anticipate that Q2 will be difficult. There is much that has to be done to restore the Mobile Device business to where it can be. This is going to take more time and greater effort, but we expect the business to gradually recover in the second half of this year and to be profitable for the year. We need to get back to focusing on innovation, operational discipline and execution.

So today, we announced a series of actions designed to improve our execution, drive profitable growth and enhanced value for shareholders. These include: Steps to strengthen the performance of Mobile Devices; the appointment of Greg Brown to President and Chief Operating Officer of Motorola; the appointment of Thomas Meredith to acting Chief Financial Officer and the retirement of Dave Devonshire; an accelerated repurchase of $2 billion in common stock; and increase our existing share repurchase program by $3 billion to $7.5 billion.

As in the press release, our guidance is now as follows. We expect sales for the first quarter to be in the range of $9.2 billion to $9.3 billion. First quarter GAAP earnings are expected to be a loss in the range of $0.07 to $.09 per share, including expense of $0.09 in highlighted items. As we said, the revised guidance is attributable to lower-than-anticipated sales and operating earnings in our Mobile Device business. That business expects to report an operating loss for the quarter. Again, this is due to lower unit volumes, difficult pricing environment, particularly in lower tier, and a limited 3G product portfolio in Europe. The lower volume's do primarily to our affirmative shift to focus on long-term gross margin improvement rather than focusing primarily on market share growth. The growth in emerging markets, such as India, Africa, Middle East and South Asia, competitors lowered prices at a faster rate than anticipated.

Given the renewed focus on gross margin improvement, we chose not to match price cuts in all instances. However, Mobile Devices business continues to track in North America, Latin America and North Asia. We believe we still have a compelling iconic mid-tier product line up. And it shouldn't go up unnoticed that our Connected Home Solutions and Networks and Enterprise businesses continue to perform generally in line with our expectations. We are pleased with the progress we're making in cable, wireline, enterprise, government and emerging broadband wireless technologies.

For the full year, we expect overall sales profitability and operating cash flow to be substantially below our prior guidance. The corporation expects to be profitable for the full year and have positive operating cash flow for the year. My intention to provide you with more perspective for the full year on our April 18th earnings call. We expect the Mobile Device business to experience a gradual recovery in the second half of 2007 and have an operating profit for the full year. As we said back in January, we anticipate lowering our annualized cost structure by $400 million, which includes a previously-announced work force reduction of 3,500 and acceleration of site rationalizations. In addition, we will continue to make further adjustments to our cost structure in line with the revised revenue expectations, as necessary. For Network and Enterprise and Connected Home Solution businesses, we are reaffirming our previously stated guidance for 2007. The Networks and Enterprise we expect mid-teen annual growth and double-digit operating margins, and for Connected Home, we expect sales growth to exceed market growth and operating earnings to increase as compared to the full-year 2006.

Let me now talk about some of the organizational changes. We are announcing today that Greg Brown, President of our current Network and Enterprise business, will assume the role of President and Chief Operating Officer effective immediately. Greg will be responsible for overseeing all of our divisions, including Mobile Devices, Network and Enterprise, Connected Home, our supply chain and our quality organization. Greg has more than 25 years of high-tech experience, including leadership positions in telecommunications, software and wireless industries. His keen understanding of Motorola strategy and customer requirements will be invaluable, as we execute our revitalized operating plan for the benefit of our customers, employees and shareholders. We are excited he has accepted this position. And Greg will be spending a good deal of his time working with the new leadership in Mobile Devices.

Today we also announced that Dave Devonshire is retiring from Motorola and the Company announced Tom Meredith as acting Chief Financial Officer effective April 1th. Dave will remain with the Company to insure a smooth transition. As a valued member of the senior management team , Dave has been essential in bringing tighter financial controls to our business, strengthening our balance sheet and leading the first stock repurchase program in the Company's history. I appreciate his committment to insuring a seamless transition and wish him best in his retirement. The board and I are delighted Tom will serve as acting CFO. Tom is a seasoned professional with tremendous financial expertise. He comes with an in-depth knowledge of Motorola. Tom is able to hit the ground running. He was a CFO for Dell for eight years and is a general manager of Meritage Capital and Chief Executive Officer of MFI Capital. We are thrilled that he is here to assist us with our planned actions to improve execution, drive profitable growth and enhance shareholder value.

Let me now talk about our continuing efforts to return capital to our shareholders. Motorola has a proven track record of shareholder returns and we regularly review our capital allocation strategy. Today we are announcing that we are up-sizing our current repurchase program to $7.5 billion. We are also announcing an accelerated repurchase of $2 billion of our common stock and we're using available cash on hand to make those repurchases. In a little under two years, since May 2005, we have repurchased a total of approximately $7 billion of our common stock out of a total authorization of $11.5 billion. We've listened to our shareholders and these actions today reflect our committment to returning additional capital to them.

And finally back to Mobile Devices and some of the specific things we are doing. As you know, this is a fast-moving industry and it's all about innovation, operational discipline, and execution. We have to get it right in all three areas to maintain the kind of performance we have shown over the past few years. Let me reiterate what I said earlier. I'm committed to growing market share, but profitable market share. We need to get back to basics. Our goal is for every product and every price tier and every geography to make money. The Mobile Devices business enjoyed great success over the past almost three years on the back of innovative and differentiated products like RAZR, SLIVR, PEBL, MING and others. We did not exploit that success effectively, and now endeavor to match our prior success again.

Let me speak to the definitive actions we are taking with Mobile Devices to return that business to the past levels of performance. First, we are moving our contacts and relationships with our customers. I've spent time in the last week in fact, on the road, meeting and listening to them and making sure our roadmaps are aligned. We are deploying open standard Linux Java software across mid and high-tier devices to enhance the experiences available on handsets, music; videos, photos, messaging and other cool experiences. We are accelerating a multi-source cost competitive silicon strategy, and we will shift our marketing approach to include experience as well as design as a product value proposition. We've got a great brand and we're going to drive it. We will prioritize and accelerate the introduction of new feature-rich products that deliver compelling mobile experience, especially in 3G. We are simplifying our platforms and product portfolio while transitioning out of legacy platforms. And finally we are overhauling our product design processes to achieve more competitive price points.

As you can imagine, my team and I, especially Greg in his new role, are spending time on the Mobile Device business, helping them with strategy, marketing, product priorities and working with customers to continue our long-term relationships. And we have a terrific team with two strong leaders, Ray Roman and Terry Vega, running the business, now reporting to Greg. Terry led the remarkable turnaround of our CDMA product line, and she has been promoted to handle our global product organization. Ray has been with the Company for five years. He led our return to number one in North America profitably and is running our global field operations. Not to mention, we have bench strength in our field sales organizations in Mobile Devices, and as you've seen in the past few years, I truly believe he has one of the best engineering and product design teams in the industry. The Mobile Device industry is healthy. This is a good business, one we can win at and make money. In short, it's about innovation, operational discipline, and execution, having the right product at the right price in the right market at the right time.

Today, I have focused on Mobile Devices. We're going to get that business turned around, but beyond that we have great opportunities for growth. In the Connected Home business, we have built one of the most robust wireline and cable next-generation video delivery systems. In the Network space, we are a clear leader in next-generation broadband wireless, with early leadership in intellectual property, field trials and contracts. And in private networks, we lead in Homeland Security and mission-critical communications. And in the Enterprise space we are well positioned for acquisition of simple technologies. This is a great Company. We've got the right assets. We have great people who are resilient and determined. We have a powerful brand, a strong IP portfolio, our heritage of innovation, and a solid balance sheet. But make no mistake about it, even though we have work to do. And the most important thing I can do right now as CEO is to insure this Company performs for our shareholders, customers, partners and employees. Thank you.

Operator, now let's go to questions.

Operator: Thank you.

Dean Lindroth: Operator? I'd like to just remind everyone before the questions start that I'd like everyone to limit themselves to one question so that we can accommodate as many participants as possible. So, operator, if you'd like to provide the instructions once again and then we can take the first question.

Q&A Session

Operator: Thank you. [OPERATOR INSTRUCTIONS] Your first question is coming from Ittai Kidron of CIBC World Markets. Please go ahead.

Ittai Kidron: Hello, gentlemen. One clarification and one question. First one for you, Dave, the clarification with regards to the buyback. Out of this new target of $7.5 billion, can you tell us how much has been used to date and again, just to clarify is the $2 million you're accelerating is that going to be part of the $7.5? And a second question to Ed. Now we have two very important positions in the Company that are vacant that I would assume Greg is not going to stay as head of Networks and Enterprise, correct me if I'm wrong? Mobile Devices and Network and Enterprise now open slots. How do you think about restaffing those positions on a permanent basis? Are you looking for internal/external talent and what's going to be the process and timeline for refilling those positions?

Dave Devonshire: Okay, well, a lot of questions there. First of all, on the subject of share repurchase, against the $7.5 billion, all told, it's about $1.1 billion that we have spent, excluding the announcement that we're making today. So we are going into the market and doing an accelerated share buyback for an additional $2 billion, so that would would be $3.1 billion in essence that we've committed to spend and now, out of of the $7.5 billion total share repurchase. So that's roughly 40%.

Ittai Kidron: Okay, so out of the $7.5 only $1.1 has been done to date?

Dave Devonshire: That's correct.

Ittai Kidron: Okay, very good.

Ed Zander: Ittai, the second question I'm going to turn the question over to Greg, but one of the reasons -- many reasons I put Greg in here is he had an opportunity to look at the organization across it, so we have some very strong leaders there and we are excited by the work that, for example, Ray and Terry are doing today but I'm going to let Greg comment.

Greg Brown: Yes, Ed mentioned, Terry Vaga and Ray Roman's qualifications. I think that duo significantly makes us stronger with their leadership. In addition to that, with Networks and Enterprise, as you mentioned, I will retain operational responsibility for that organization, as well. We do not have an organizational update or announcement at this point in time. Having said that, the general managers globally in Networks and Enterprise I think are extremely strong and represent a great cross section of the best of the best, as we took the previous networks in the organization and merged them together.

Dean Lindroth: Next question, please?

Operator: Your next question is coming from Tim Long of Banc of America. Please go ahead.

Tim Long: Thank you. Could you talk a little bit -- clarify a little of your comments about the pricing pressures in the entry part of the market, if you could quantify for that? And just how does that relate maybe to some of the product transitions you're going through from the C-series to the W-series and the Modafone, is that related to it? And also on that topic, [Ron Garrics] used to talk about the cost of losing shelf space. Is it fair to assume that you don't hold that strategy, that market share there? Lost is lost for good? Thank you.

Ed Zander: Well, I think you kind of have it tagged on the low end. We have some pretty good products there and the prices in some of these growth industries have moved down. and you need the profitability if you're going to go play that game and we've got some really good products, but we have to work on our cost structure in that area and our investment profile. You can't be everywhere around the world investing in all these dollars without the ability to generate profit, so I think we're not backing away from market share. I'm a market share, have always been, but I think you have to do it in a very deliberate and organized fashion to keep generating the profit. So the W, the series and the Modafone are all on a feature basis excellent products, but if we're going to move down scale in pricing, we need the cost structure to go with it and that's what we're going to work on in the low end and that's what Terry is.

I think the second question was, I forgot. Oh, market share and shelf space. I think that we've proven time and time again -- I mean, CDMA business here in the United States several years ago, when I got here we had no market share. I mean, low single-digit. Today we're -- I think we're number one just about in CDMA in some of these carriers, with very iconic -- I mean, Terry has taken that business from being literally unprofitable to being very good profitability here in just a couple of years with the right products and the right price points. So I prefer to get on the shelves with products that I can make money with, and not just chase market share and I think we just have reverse that. It may mean we have to go back a little bit , but I think we know what to do here and we're going to go drive it. And Ray's doing it now and Terry and with Greg's leadership.

Dean Lindroth: Next question, please?

Operator: Okay your next question is coming from Brant Thompson of Goldman Sachs. Please go ahead.

Brant Thompson: I was wondering if you could give us a little bit more clarity on terms of the pricing impact in the quarter? You talked about, obviously, the low-end pricing coming down, but on the high end, the price reduction we saw on the high end in the last quarter really had a big impact. Did you see further erosion of those prices or should we look at the pricing change in the high end to be more like the 3G? Just trying to understand what happened at the very high end of the market.

Ed Zander: This is Ed. I think that there's now the high end and the mid range. I'd like to say we had a very strong brand and a very strong set of products in the mid range, and clearly, as we said in Q4, there was movement in the beginning of the quarter to move those down in prices and we expected the higher-end [inaudible] products to take that space. Well, I think you know, you just hit it on -- you just said it. The 3G products moved in, especially in Europe and even in places here in the U.S, So at the "high end," we need to get our 3G portfolio and we are starting to ship some products. It does take awhile to ramp up. If you were at Barcelona you saw the new "kick slider" that I think was the best-in-class there, but we need more like that and we've got to get the -- we've got to protect the mid range. One of the things you're seeing here is we've got a great mid range, but if you don't have the high end then it's very difficult to compete in the low end So we need to get both of those areas and that's what I just read about what Terry's focus is. Greg, do you want to add anything?

Greg Brown: No. I think you're right. I mean, obviously from a pricing standpoint, the competitive pricing on the low end in the emerging markets intensified. As we've said, we're not going to chase market share for just the sake of market share, and at the expense of margins and profits. So we chose not to match these price cuts, which in turn lowered our overall unit volumes. On the higher end, our performance in Europe continues to be below expectations, and as has already been referenced, it's primarily because we have a limited 3G product portfolio at this point in time.

Dean Lindroth: Next question, please?

Operator: Your next question is coming from Maynard Um of UBS. Please go ahead.

Maynard Um: Hi, thank you. A quick clarification and a question, if I could. Of the $.09 charge, can you just quantify the charges specifically for Mobile Devices? And then the question, if you can just talk about how much of the impact in Q1 was end market related or industry related versus a Motorola-specific issue that's under your control to fix? Thanks.

Greg Brown: Yes. First of all on the charges, we'll get into a lot more detail on April the 18th, but as we said earlier, they are really a combination of acquisition related cost and the reduction in force.

Ed Zander: So again, the acquisitions plus the -- when we talked back in January about the reductions across the Company that were previously planned, I think the second question was about pricing?

Greg Brown: Well I think you mentioned external and internal and I think the answer is both. We described the external pricing environment and some of the incremental changes that occurred within the quarter. In terms of other things under our control, as we already said, referencing the outlines -- the actions outlined in January, we just didn't progress fast enough. So I think it was a combination of both.

Ed Zander: I think with the quarter closes and we've still got a couple of weeks here, we can give you more insight on April 18th on the dynamics.

Maynard Um: But more of an issue on pricing, not end unit demand, is that correct?

Ed Zander: Well, again, I think what you saw in Q4 -- and we had a lot of demand and the question is, you've got to make money, so I think we've got to get back to -- as I said in my talk, we just need to go back to grow market share profitable and to make money and to -- our strategy has to be way more disciplined and determined about it. It's a fast-moving market, a very competitive market, and if you want to play in a space where people are cutting prices, you better have the cost structure to respond and the product cost structuring and that's what we're going to go do.

Dean Lindroth: Okay, next question, please?

Operator: Your next question is coming from Phil Cusick of Bear, Stearns. Please go ahead.

Phil Cusick: Hi, guys. Thanks for taking the call. You mentioned in the release about an accelerated silicon transition. Can you get into that a little bit more here? What should we expect from the single-chip architecture in terms of timing to hit real volumes here? Thanks.

Ed Zander: Well I'd rather not give away all of the specifics. As you know, we had a silicon supplier for most of our products as part of the separation a couple years ago. And if you're going to be as big as we are -- I think we outlined this in January -- that we need to have multiple sources of silicon for different price points across our product line, whether it's 3G at the high end or whether it's some of the products at the low end. And so we need to diversify real time here and we've got to accelerate that, and I don't think I saw the kind of acceleration and committment to a silicon strategy. Terry's had now, since she took over, a complete accelerated task force to get this done. So it's important when we're talking about like we just said about the low end that we have a silicon strategy there that is very competitive. And if we're talk about 3G and cool experiences a silicon strategy there. And we saw it on 3G products and one of the challenges was one size doesn't fit all, because the 3G market has many different price points in it. So we just got to get this done and with that, by the way, the software platform, the Linux Java platform, which allows you to build the kind of experiences that we want at the high end.

Phil Cusick: Ed can I follow-up on that a little bit? Given the change in the ownership structure at that supplier , do you think that they've pulled back a little bit from the development platform since that happened?

Ed Zander: I don't want to comment on that.

Dean Lindroth: Okay, next -- we'll take the next question, please.

Operator: Your next question is coming from Ehud Gelblum of JPMorgan. Please go ahead.

Ehud Gelblum: A couple things actually. When you look at this, it looks like there's something a little bit bigger going on here with execution, and I calculate that units were somewhere in the mid 40s in terms of million units this quarter. Margin's obviously negative in the handset side. Ed, you didn't mention the RAZR once, although volumes are probably still fairly decent. What I'm trying just to understand is as you go forward and you fix this business, do you need just better product -- just better products that are out there or it's something execution wise in the manufacturing side have to get better?

Ed Zander: I don't think it's the manufacturing as much as it is -- I think the team over there has done a phenomenal job. If you notice, we aren't talking like we were years ago about missed deliveries and product issues and lateness and quality, so they've done a great job. What we really got to do is -- first of all the RAZR, I did talk I think that we have -- RAZR, and that's all it's derivatives, because when we talk RAZR we now have RIZR out there and the KRAZR is doing well in some of our carriers. It's a mid -- they're mid-tier products. They're feature-phone market. I think we still own that. We just need to get way better at the experiences at the high end, and at the low end, you need product cost structure that is going to allow you to compete effectively. And those are the two areas that we have been more selective and focused on gross margin percentage as opposed to just gross margin dollars, and there's a fundamental difference there in terms of whether you drive market share or you drive profitable market share.

Ehud Gelblum: Well, I'm trying to actually get a picture as to what you have in mind as to what the business looks like at the end of the day. Is it look like similar to what you had before, with a lot of high end to a lot of mid range or low end or is it more focused to the mid range and to the high end, or is it more to the low end?

Ed Zander: No.

Ehud Gelblum: And where is the margin of the business end up? Is it back in double-digits?

Ed Zander: Well, hopefully, we can talk a little bit more about that April 18th [when it's closed the quarter.] I think we got good products in all areas. I do think we're a little weaker in the high end, and you need to do that because that's a great margin pool, and a great area of profitability. I think for awhile, we did prove in the low end we can compete. It's just a matter of you got expenses at the low end, too, in terms of driving retail and driving brand and you got to just do that at a very, very calculated and disciplined fashion. So I think we outlined a little bit in the press release, but we'll -- we have to address, for example, the basic UMTS products at the entry level of UMTS, so I think as we get around and talk to you after the quarter and on the 18th maybe we can maybe just give you a little more insight into what we're doing here.

Dean Lindroth: Okay, next?

Greg Brown: Just the other thing I think to add to that is obviously we have to maintain and I think recommit a high level of customer orientation and get product roadmaps aligned with some of our top customers and over lay that and reinforce it with marketing -- crisper marketing and some compelling value propositions to continue to stimulate demand as well.

Dean Lindroth: Okay, next question, please?

Operator: Thank you. Your next question is come from Mike Ounjian of Credit Suisse. Please go ahead.

Mike Ounjian: Great, thanks. Ed, the thing about the handset business, obviously it's good to see the focus on profitability and now I know scale has also been a focus and sort of relative to competitors over time, as well. I mean, how are you thinking about the scale that's necessary in terms of -- I don't know if it's market share or volumes relative to your competitors to hit the profitability targets over the long term?

Ed Zander: Well, I think you do need some scale and we do have scale , but I think you need profitability at any given point as you move up that scale. And to be honest with you, I think we got a little bit -- on this word profitable market share, I think we got the market share right as we moved up in the scale game. But you got to make money, because the money you need, you need to invest back into getting both the cool experiences at the high end, but more importantly, the infrastructure to compete in these growth and emerging markets. So you just can't announce products and cut prices and lower gross margin and expect to -- that game's not going to play and it didn't. And if we have to regroup a little bit we will, but we did this in second half of 2004-2005 with a very, very, I think, focused effort.

We [inaudible] CDMA, for example, in the United States here, and around the world we were no where with single-digit market share. And what Terry and her team has done is now -- I think we've got some of the best CDMA products in the business at the many of the U.S. carriers today and in places in Asia. And I think we have to just -- we have to understand that concept of discipline, innovation and execution, and we're going to try to fo --- and I think when -- Greg's sitting here, I don't know if you want to comment --that's what he's going to really drive with Terry and Ray in that area. Greg?

Greg Brown: No, I agree. At the end of the day, it's going to be about innovation and operational discipline and execution and we have a tremendous amount of key assets. And I really do think we have a deep bench strength of talent, whether it be engineering or development design teams to go to market and we've just got to get it back aligned with all products and all tiers and get back on our game with it.

Dean Lindroth: Next question, please?

Operator: Your next question is coming from Tal Liani of Merrill Lynch. Please go ahead.

Tal Liani: Hi, guys. I have a question and just one clarification for Ed. Starting with the more important one, the question is about second half. If I try to work back your margin for the quarter -- and this is a rough estimate based on the press release -- I get -5.5% margin. So if I take your comment of profitable for the year, the second half should be +5% or +6%, so there is a big improvement throughout the year. I know you don't want to preannounce any model, but would you mind to take us through the model assumptions, your effort assumptions? What takes the margins this way apart from cost cuts? What are you planning to put out -- and again, big bucket, we don't have to go into more of a specific model -- so that's the first question. Second question, which I think is obvious for now, I just want to put it to bed. One of the speculations in the market were that you cancelled the CTIA presentation because you were working on an LBO or you're working on buying Palm and I just want you to -- if possible to relate to these two issues. Thank you.

Ed Zander: I'll take the second one. I'm going to give Greg back the first one. You know, I'm just amazed at the CTIA. I have a personal family thing that -- and I don't believe I'm even talking about this because it's amazing to me -- and I team up with my family that we called CTIA a few weeks ago and said, do you have a replacement and could you accommodate me, and it was no big deal. They had plenty of back ups and I chose -- I've been working really, really full day here and that's what this is about this weekend, and so that's that. That's all I'm telling you. I'm not going to go any further into my personal life. As far as the models go, Greg?

Greg Brown: Yes, in terms of the financials, the quantification and clarity of it is outlined in the press release. As we mentioned it's primarily driven by Mobile Devices, and net-net Q1 was both difficult and disappointing. Having said that, Q2 will be difficult as well, and we mentioned the fact that the recovery will be gradual and substantially less than what we originally thought back in January and we'll provide a little bit more perspective on that on April 18th.

Tal Liani: Right. This is clear, but the question is whether the recovery is based on new models in the market, new 3G handsets? Is it new platforms apart from [inaudible]? Just more color on what leads to the recovery.

Greg Brown: Yes, I think it's probably all of the above, but stay tuned and we'll give you a little bit more color on that on the 18th.

Dean Lindroth: Next question, please?

Operator: Okay. Your next question is coming from Scott Coleman of Morgan Stanley. Please go ahead.

Scott Coleman: Sure, thanks, maybe one clarification and then a question. In terms of the clarification, Ed, I think if I heard correctly, you said you chose not to match price cuts, and that hurt unit volume, but that there also was some pricing pressure that hurt you guys this quarter. Can you help me reconcile those two statements? And then I guess the second question -- or the question would be you talk about improving gross margin in the handset business, yet this isn't a number that you report. Would you consider reporting gross margin by segment as a way to improve your transparency? I think this would also help investors understand what the spending levels, maybe for sales and marketing and R & D, are around your handset business and where you could become more competitive against some of your competitors.

Ed Zander: The first one was the pricing. Again, when you have the kind of revenue numbers that we've had this quarter and [inaudible] back to Q4, it just continued into Q1, and when we got a chance to have some of the management changes -- and as I said, Ray and Terry there really taking charge and get myself and Dave and some of the other people, we got a chance to really look way under the covers, and I spent a lot of time with customers and I think there was -- it was a number of different things. It's always not one thing. There is price cuts going on in emerging growth markets. I'm not sure it's necessarily here in the mid markets or feature phones or -- there's always that pressure when you're dealing with any of the parts of this business, but -- And we deliberately in a lot of areas, not all areas, chose not to necessarily follow prices down because what it would have done, it might have given us more units and more volume and more revenue but the gross margin percentage would have continued to be under pressure. Now, you can't see that yet because when you take the down turn -- we did this for the long term so you get back to some pricing discipline in the marketplace that'll help you in future quarters.

I think you said and some of the other fellows on the phone about the high end is much more of a feature competitive. UMTS in Europe, especially, which is a -- as we've always said a big source of the profit pools. It's beginning to happen here in the U.S. And there we just need more products. We've got some out, but you need a lot of products and a lot of geographies with a lot of the carriers and the branded services, and I think it's what we did with the mid tier -- or at that time, the entire family of iconic products that we introduced, we did a hell of a job in 2004 and 2005. We just got to recreate that again. And then in the low end we just got to pick our spots and go after market share where we can make money.

I think there was another question there? Or maybe that was it. I got it all. Oh, gross margin transparency. Good input. We'll take a look at that. Obviously, a look at competition and what everything else has done here before I give away anything that I don't want to give away with, but that's something that we'll take under consideration.

Dean Lindroth: Next question, please?

Operator: Thank you. Your next question is coming from Bill Choi of Jefferies. Please go ahead.

Bill Choi: Okay, thanks. Just looking at the negative margins on the handset business, did you take inventory write downs in the quarter or expect to take one in the near term? And as far as pricing coming down, how much should we be looking at for rebates or price protection of products in the channel that you mentioned might take a couple months to sell through and its impact to -- potential impact to Q1 and Q2?

Ed Zander: The an -- go ahead, Dave.

Dave Devonshire: The answer to that is we don't have that level of detail yet. And for sure, there are absolutely no inventory write downs included in our estimate.

Ed Zander: We're working with our channel partners. Again, we sold these products,they're working them through and we work on marketing programs to move these products into different geographies. But I think we said so in the release, we expect the channel to work through this over the next couple months.

Dave Devonshire: And some of the channels and certain geographies, so it's not -- certain geographies are okay.

Dean Lindroth: Operator, we'll take our last question, please?

Operator: Thank you. Your last question is coming from Daryl Armstrong with Citigroup. Please go ahead.

Daryl Armstrong: Thank you very much. I just wanted to touch back on one of the things. From a high-end product portfolio [inaudible] number of times that UMTS phones are quite important, what we haven't heard is relative to smart phones. How do you think smart phones are going to fit into product portfolio, let's say, over the next six to 12 months?

Ed Zander: Well, I think they're good. It's still the percentage [inaudible]. but we just introduced. This is the thing. We got to get our marketing out. We've had the Q here only in CDMA and pretty much North America. We are just coming now into shipping two new products, a GSM version, which will be available in a lot of geographies, which again where there's no 3G, Latin America, China, and other places, you have to do, of course, the software ports and platform ports. And the other one is our UMTS HSDPA Q, which I've been using, and I think it's the best product we've produced in some time, and that'll be rolling out, also. So there again, think are products like that. There are products like the "kick slider" in Europe that will be shipping, I think, in the May-June time frame.

And we need to get more of those out. It's not that we can't do them. We need to get the silicon strategy right so we can go with a different price points in that space. Some of these were appearing with Linux Java and as we roll these out, we need to roll them out in more places where 3G is prevalent, and with more of the applications and solutions. And we're a little late and and we need -- I don't know if the focus was there in the past year to the degree it should have been, nor do I think the cost structure in design of products at the low end was there. Down at that point, every dollar -- in fact, I'll say every $0.10 matters and we got to get back to that discipline. If we aren't meeting our cost targets by $0.10, it doesn't ship and that's the kind of thing we got to get back to. So I think market share is great, but sometimes it gets in the way of getting back to the basics and that's what the we got to go do here.

Dean Lindroth: Okay, during this call, we've made a number of forward-looking statements. Forward-looking statements are any statements that are not historical facts. These forward-looking statements are based on the current expectations of Motorola and there could be no assurance that such expectations will prove to be correct. Such forward-looking statements include, but are not limited our comments and answers relating the to following topics: Motorola sales and earnings per share for the first quarter of 2007; Motorola sales, profitability and cash flow for the full-year 2007; expectations regarding the volume and impact of our stock repurchase program and our accelerated repurchase program; the impact on Motorola's performance and financial results from strategic acquisitions and divestitures, including those that are recently completed, those that are pending and those that may occur in the future; work force reductions and the cost savings and financial impact relating to the Company's ongoing reorganization activities; future strategic plans, sales, profitability, operating earnings, operating margin and market share for each of Motorola's business segments; expected timing for the announcement, launch and shipment of new products; the sales impact and pricing of our products.

Because forward-looking statements involve risks and uncertainties, Motorola's actual results could differ materially from those stated in the forward-looking statements. Information about factors that could cause such differences can be found in this afternoon's press release and on pages 16-24 of item 1-A of Motorola's 2006 Annual Report on Form 10-K and Motorola's other SEC filings. This now concludes our call.

Operator: Thank you. This concludes today's Motorola conference call. You may now disconnect your lines, at this time, and have a wonderful day.

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